Exhibit 10.9

July 7, 2026

FREEDOM METALS ACQUISITION CORP.
3250 NE 1st Ave, 305

Miami, FL 33137

RE:	Management Consulting & Corporate Advisory Services

Dear Mr. Finan:

This agreement (the “Agreement”) will confirm our understanding that Freedom Metals Acquisition Corp. (“Freedom Metals”) has engaged SV Capital Advisors Inc. (the “Advisor”) to act as a management consulting and corporate advisor in the preparation of corporate strategies, management support, business strategies, policies and business plan of Freedom Metals to support its executive officers and members of its board of directors for the proposed initial public offering (“IPO”) of Freedom Metals (the “Transaction”). This engagement shall be exclusive with respect to the Transaction on behalf of Freedom Metals in connection with the Transaction.

Section 1. Scope of Engagement and Services. In connection with this engagement, the Advisor shall, as appropriate, provide transaction advisory services with the following scope:

●	Advising and refining business plans and objectives for Freedom Metals;

●	Advising Freedom Metals and supporting Freedom Metals in the collation of information and documents;

●	Assisting Freedom Metals in market research and data collection in relation to its proposed business;

●	Preparation of presentations and supporting documents as may be commissioned by Freedom Metals from time to time;

●	Assistance and support in the appointment of any advisors at various times for the business of Freedom Metals;

●	Providing the officers and directors of Freedom Metals significant support, assistance and other ancillary services as may be reasonably necessary to consummate the IPO and the initial business combination; and

●	Supporting Freedom Metals in completing the IPO and the initial business combination by way of provision of all the above activities or such other activity as may be agreed to with Freedom Metals.

Section 2. Compensation. The Advisor shall be entitled to an advisory fee, payable in a combination of cash and private placement units, consisting of (i) in connection with its services in relation to the IPO, a fee equal to one-half of one percent (0.5%) of the gross proceeds from the IPO, less the underwriters’ reimbursable expenses of up to $75,000, payable upon the closing of IPO, and (ii) in connection with its services in relation to the Freedom Metal’s initial business combination, a fee equal to one percent (1.0%) of the gross proceeds from the IPO, payable upon the consummation of the initial business combination.

Section 3. Expenses. Each party shall be responsible for their respective out-of-pocket expenses incurred in connection with the Transaction, whether or not the Transaction is completed.

Section 4. Advisor’s Relationships with Others. Freedom Metals acknowledges that Advisor and its affiliates are in the business of providing corporate advisory and consulting services to others and agrees that the provision of such services to other parties shall not constitute a breach hereof of any duty owed to Freedom Metals by virtue of this Agreement.

Section 5. Confidential Information. In connection with the rendering of services hereunder, Advisor has been and will be furnished with certain confidential information (verbally or by written means) of Freedom Metals, its affiliates including, but not limited to, business information, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information (whether or not classified or identified as confidential) shall be deemed “Confidential Material,” shall be kept strictly confidential, used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by Advisor, or its affiliates, directors, officers, employees and representatives without the prior written consent of Freedom Metals. In the event Advisor is required by applicable law to disclose any of the Confidential Material to a regulatory or government authority, Advisor will deliver to Freedom Metals prompt notice of such requirement (following Advisor’s knowledge or determination of such requirement) prior to such disclosure so Freedom Metals may seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (because Freedom Metals elected not to seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, Advisor is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, Advisor may do so by giving due consideration to any comments received from Freedom Metals in relation to such disclosure without liability hereunder.

Section 6. Governing Law and Dispute Resolution. This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

Section 7. Miscellaneous.

(a) Any notice or communication between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or electronic transmission (e-mail) and confirmed if to Freedom Metals, addressed to it at the address above, or if to the Advisor, addressed to them at: *. Such notice or other communication shall be deemed to be given on the date of receipt.

(b) This Agreement embodies the entire agreement and understanding between Freedom Metals and the Advisor and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and any understanding that the Advisor may have had with Freedom Metals related to the subject matter hereof, and may be modified only by a written instrument duly executed by each party. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of each of the parties hereto. This Agreement has been duly authorized, executed and delivered by and on behalf of the Advisor and Freedom Metals.

[signature pages follow]

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us one copy of this enclosed duplicate of this Agreement.

Very truly yours,

SV CAPITAL ADVISORS INC.

By:	/s/ Dan Nash
Name:	Dan Nash
Title:	Advisor

[Signature Page to Advisory Agreement]

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us one copy of this enclosed duplicate of this Agreement.

Very truly yours,

Agreed to and accepted as of the date first written above:

FREEDOM METALS ACQUISITION CORP.

By:	/s/ Peter Finan
Peter Finan, Chief Executive Officer

[Signature Page to Advisory Services Agreement]

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